UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 22, 2016

Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870299034
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6420 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1Y2
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.02	Results of Operations and Financial Condition

IntelGenx Technologies Corp. today reported financial results for the three and twelve-month periods ended December 31, 2015. All amounts are in U.S. Dollars unless otherwise stated.

2015 Fourth Quarter Financial Highlights:

•	Revenues reached $1.5 million, an increase of 82% over the same period last year
•	Net comprehensive income was $233 thousand, compared to a net comprehensive loss of ($339 thousand) over the same period last year
•	Adjusted EBITDA was $429 thousand, compared to a negative ($225 thousand) over the same period last year
•	Cash and cash equivalents totaled $2.87 million as at December 31, 2015

2015 Twelve-Month Financial Highlights:

•	Revenue was $5.1 million, an increase of 207% over the same period last year
•	Net comprehensive income was $800 thousand, compared to a net comprehensive loss of ($2.2 million) over the same period last year
•	Adjusted EBITDA was $1.7 million, compared to a negative ($1.6 million) over the same period last year

Recent Operational Highlights:

•	Net sales of Forfivo XL® continued to improve significantly in the fourth quarter of 2015 by 24% to $3 million ($5.4 million gross) compared to the third quarter of 2015
•	For the past twelve months, net sales of Forfivo XL® totaled $9.3 million ($17.4 million gross), an increase of 102% compared to the twelve-month period in 2014
•	Received the remaining $2 million milestone payment from Edgemont Pharmaceuticals
•	Construction completed of IntelGenx’ new state-of-the-art manufacturing and laboratory facilities which are expected to be fully operational by 2017

Financial Results:

Total revenues for the three-month period ended December 31, 2015 amounted to $1.5 million, representing an increase of $677 thousand or 82% compared to $825 thousand for the three-month period ended December 31, 2014. Total revenues for the twelve-month period ended December 31, 2015 amounted to $5.1 million representing an increase of $3.4 million or 207% compared to $1.7 million for the twelve-month period ended December 31, 2014. The increases for the three-month and twelve-month periods ended December 31, 2015 compared to the last year’s corresponding periods are mainly attributable to the attainment of milestones, totaling $2.7 million from IntelGenx’ licensing partner Edgemont. The milestone was triggered by Edgemont reaching in July 2015, $7 million of cumulative net trade sales of Forfivo XL® over the preceding 12 months. From the $2.7 million milestones, $1 million was received in the third quarter. From the remaining balance, $1 million was received in the fourth quarter and $1 million was received in the first quarter of 2016, with revenue to be recognized in the first quarter of 2016 of $333 thousand. Nevertheless, 3/6 of the $2 million was recognized as revenue in the fourth quarter and 5/6 of the $2 million was recognized as revenue in the twelve-month period ended December 31, 2015.

Operating costs and expenses were $3.71 million for the twelve-month period of 2015, versus $3.44 million for the corresponding period of 2014.

For the twelve-month period of 2015, the Company generated operating income of $1.4 million compared to an operating loss of ($1.8 million) for the comparable period of 2014.

Net comprehensive income was $800 thousand or $0.01 on a basic and diluted per share basis for the twelve-month period of 2015 compared to a net comprehensive loss of ($2.2 million) or ($0.03) on a basic and diluted per share basis for the comparable period of 2014.

Cash on hand as at December 31, 2015 was $2.87 million, representing a decrease of ($1.53 million) compared with the balance of $4.4 million as at December 31, 2014. The decrease in cash relates primarily to the investments made into our state-of-the-art manufacturing and laboratory facilities.

Conference Call Notice:

IntelGenx will host a conference call to discuss its fourth quarter and 2015 full-year financial results on Wednesday, March 23, 2016 at 9:00 a.m. ET. The dial-in number for the conference call is (877) 201-0168 (Canada and United States) or (647) 788-4901 (International), conference ID 23765170. The call will be audio-cast live and archived for twelve months at www.intelgenx.com.

Annual Filings:

The annual report on Form 10-K and financial statements for the year ended December 31, 2015, will be filed with the United States Securities and Exchange Commission and the Canadian Securities regulatory authorities on or before March 30, 2016.

Exhibit	Description

99.1	Press Release dated March 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: March 22, 2016	By: /s/ Andre Godin
Andre Godin
Executive VP and Chief Financial Officer